Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:         Kevin R. Karas
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
THIRD QUARTER 2011 RESULTS

Subscription-Based Products Benefit From Increasing Market Acceptance

LINCOLN, Nebraska (November 1, 2011) — National Research Corporation (NASDAQ:NRCI) today announced results for the third quarter 2011.

●	Quarterly net new sales of $4.9 million
●	Quarterly revenue up 16% to $18.5 million
●	Quarterly net income up 24% to $2.6 million
●	Quarterly diluted earnings per share of $0.39 up 22%
●	Total Contract Value reaches $80.8 million

Commenting on the third quarter and overall company performance, Michael D. Hays, chief executive officer of National Research Corporation, said, “Again this quarter, we witnessed robust growth driven by our unique product portfolio resulting in increased current client spend, while also outpacing competitors’ value proposition at point of sale.  To this latter point, in October, a large healthcare system selected us based upon our differentiated offering, which today pushes Total Contract Value to $84 million.”

Revenue for the quarter ended September 30, 2011, was $18.5 million, compared to $16.0 million for the same quarter in 2010.  Net income for the quarter ended September 30, 2011, was $2.6 million, or $0.40 per basic share and $0.39 per diluted share, compared to $2.1 million for the third quarter 2010, or $0.32 per basic and diluted share.

In closing, Kevin Karas, chief financial officer of National Research Corporation, said, “Subscription-based contracts accounted for an increased percentage of the company’s third quarter revenue.  As well, within the quarter we saw a growing number of current clients purchase additional products.  Both of these trends support enhanced operating margins over time.”

NRCI Announces Third Quarter 2011 Results

November 1, 2011

A listen-only simulcast of National Research Corporation’s 2011 third quarter conference call will be available online at www.earnings.com on November 2, 2011, beginning at 11:00 a.m. Eastern time.  The online replay will follow approximately one hour later and continue for 30 days.

           National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

NRCI Announces Third Quarter 2011 Results

November 1, 2011

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenue	$18,549	$16,006	$56,655	$47,515

Operating expenses:
Direct expenses	7,471	6,038	21,489	18,370
Selling, general and administrative	5,572	5,250	17,651	14,265
Depreciation and amortization	1,312	1,225	3,790	3,382
Total operating expenses	14,355	12,513	42,930	36,017

Operating income	4,194	3,493	13,725	11,498

Other income (expense), net:
Interest income	4	1	8	5
Interest expense	(155)	(137)	(480)	(328)
Other, net	74	(24)	55	(18)

Total other income (expense), net	(77)	(160)	(417)	(341)

Income before income taxes	4,117	3,333	13,308	11,157
Provision for income taxes	1,470	1,191	4,876	4,226

Net income	$2,647	$2,142	$8,432	$6,931
Net income per share, basic	$0.40	$0.32	$1.26	$1.04
Net income per share, diluted	$0.39	$0.32	$1.23	$1.03

Weighted average shares outstanding:
Basic	6,679	6,632	6,666	6,635
Diluted	6,850	6,727	6,845	6,725

NRCI Announces Third Quarter 2011 Results

November 1, 2011

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	Sept. 30, 2011	Dec. 31, 2010

ASSETS

Current Assets:
Cash and cash equivalents	$6,223	$3,519
Accounts receivable, net	12,281	9,172
Income taxes recoverable	369	1,277
Other current assets	2,754	3,373
Total current assets	21,627	17,341

Net property and equipment	13,888	14,482
Other, net	65,437	63,947

Total Assets	$100,952	$95,770

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$2,964	$3,872
Deferred revenue	18,423	17,701
Accrued compensation	3,391	2,750
Notes payable	1,878	1,827
Total current liabilities	26,656	26,150

Non-current liabilities	20,786	21,036

Total Liabilities	47,442	47,186

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; issued 8,112,412 in 2011 and 8,044,855 in 2010; outstanding 6,723,790 in 2011 and 6,668,574 in 2010	8	8
Additional paid-in capital	30,630	28,970
Retained earnings	45,340	41,343
Accumulated other comprehensive income	797	1,108
Treasury stock	(23,265)	(22,845)
Total shareholders’ equity	53,510	48,584
Total liabilities and shareholders’ equity	$100,952	$95,770